                                               AMERICAN CONSUMERS, INC.
                                              NET LOSS PER COMMON SHARE

                                                       EXHIBIT 11


                                                   THIRTEEN WEEKS ENDED           THIRTY-NINE WEEKS ENDED
                                              ------------------------------  ------------------------------
                                               February 25,    February 26,    February 25,    February 26,
                                                   2006            2005            2006            2005
                                              --------------  --------------  --------------  --------------
Net loss for computing loss per common share  $     (50,087)  $    (150,106)  $     (87,230)  $    (252,292)
                                              ==============  ==============  ==============  ==============


Weighted average number of common shares
  outstanding during each period                    800,879         806,666         801,456         807,424
                                              ==============  ==============  ==============  ==============



Net loss per common share                     $      (0.063)  $      (0.186)  $      (0.109)  $      (0.312)
                                              ==============  ==============  ==============  ==============